Integrity High Income Fund recently contacted you regarding a Special Meeting of Shareholders scheduled for August 18, 2008. Due to lack of shareholder participation, this Special Meeting of Shareholders has been adjourned to September 10, 2008 at 10:00 a.m., Central Time, at the office of Brady, Martz & Associates, P.C., 24 Central Avenue West, Minot, North Dakota. If you have not yet voted, we urge you to vote as soon as possible in order allow the Fund to obtain a sufficient number of votes before September 10, 2008. By voting now you will help the Fund save on the cost of additional mailings and calls to shareholders. If you have already voted, we appreciate your participation.

1-866-586-0577

Your vote is urgently needed!

Please vote now to be sure your vote is received in time for the
Special Meeting of Shareholders adjourned to September 10, 2008.

Integrity High Income Fund has made it very easy for you to vote. Choose one of the following methods:

•	Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am—9pm, Sat 10am—6pm ET)

•	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

•	Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes.

PLEASE VOTE TODAY.